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                                                                     Exhibit 10a


                                    AGREEMENT


     AGREEMENT, made as of the 2nd day of November, 1998, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431-0700 (hereinafter referred to as the "Corporation"), and OLIN S. GILES, residing at 4459 Woodfield Blvd., Boca Raton, FL 33434 (hereinafter referred to as the "Employee");

                              W I T N E S S E T H:

     WHEREAS, the Employee is an executive officer and employee of the Corporation, and has made, and is expected to continue to make, a significant contribution to the performance and growth of the Corporation; and

     WHEREAS, in order to best dedicate himself to his duties with the Corporation, and to avoid the distractions and market pressures which may arise as a result of an employment-at-will relationship, the Employee wishes to be assured of receiving, or continuing to receive for a certain period, certain compensation and benefits in the event of the termination of his employment without cause by the Corporation; and

     WHEREAS, the Corporation has determined that the continued services of the Employee to the Corporation are in the best interest of the Corporation and its stockholders, and desires to assure such continued services by agreeing to provide the Employee certain rights as to termination compensation, subject to certain reasonable limitations on the Employee's future employment necessary to protect the legitimate interests of the Corporation in fair competition, and subject to such other conditions as are set forth hereunder;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT AT WILL AND DUTIES. The Employee shall continue to serve the Corporation as Senior Vice President and Chief Technical Officer and shall serve in such other executive capacity as may be reasonably determined by the President and the Board of Directors and is reasonably acceptable to him. The parties acknowledge and agree that the Employee's employment with the Corporation is not contracted for any fixed term, but shall continue until terminated by either party, with or without cause, by giving written notice to the other party pursuant to Section 3 hereunder. The provisions of this Agreement which are intended to apply and be effective subsequent to such termination of employment shall survive and continue to be enforceable.

     2. COMPENSATION.

           (a) The Employee's present base salary is $218,000 per year and the Employee's present targeted bonus is $98,000 per year. In addition, the Employee presently participates in or benefits from, or may later qualify to participate in or benefit from, the Corporation's group medical, dental and life insurance plans, Executive Personal Umbrella Liability insurance plan, Executive Medical Reimbursement Plan, SensorSave Plan, Supplemental Executive Retirement Plan, Stock Incentive Plan and certain other fringe benefit plans or policies as the Corporation makes available to or has in effect for its executive personnel from time to time. After the date of this Agreement, such compensation and benefits may be increased or decreased, discontinued or modified, as determined by the Corporation's Board of Directors or the Compensation Committee thereof, subject to the provisions of Section 3(c)(i) below.

           (b) The parties agree that, during the term of the Employee's employment hereunder, the Employee shall continue to participate in the Corporation's Success Sharing Program - Long Term Incentive Plan as previously established by grants of stock options and restricted stock pursuant






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to the terms and conditions of such Plan, subject to any modifications to or termination of such Plan as becomes effective for executive personnel generally.

           (c) The parties agree that the Employee is a participant in the Corporation's Executive Salary Continuation Plan ("ESCP") and that the Employee is presently at least 80% vested under the ESCP and that, subject to the terms and conditions of the ESCP, he may retire at age 60 or thereafter and receive benefits under the ESCP for a 15-year period. The parties further agree that the Employee is a participant in the Corporation's Senior Executive Defined Contribution Retirement Plan (the "Senior Plan"). The Employee is presently at least 80% vested in the Senior Plan and, subject to the terms and conditions of the Senior Plan, he may retire at age 60 or thereafter and receive benefits under the Senior Plan for a 15 year period. The parties agree that the total annual benefits to be paid to the Employee pursuant to the ESCP and the Senior Plan, in the aggregate, will be the Employee's vested percentage of an amount equal to fifty percent (50%) of (i) Employee's base salary as of the date of his retirement or termination from the Corporation, plus (ii) the greater of (x) Employee's last paid annual bonus compensation for the last complete fiscal year prior to retirement or termination, or (y) the average of the annual bonus payments paid to the Employee for the last five complete fiscal years prior to retirement or termination. The parties acknowledge that the information set forth above with respect to the ESCP and the Senior Plan is intended to confirm the level of benefits to be paid to the Employee, but the parties agree that the language of the plans themselves will control all other issues relating to the plans, subject to the following modification: the respective non-competition provisions of the Employee's agreements under the ESCP and the Senior Plan are hereby amended to conform with the scope of the non-competition provision set forth in Section 7 hereunder.

           (d) Except as hereinafter provided, the Corporation shall pay the Employee, for any period that this Agreement is in effect during which he is unable fully to perform his duties because of physical or mental disability or incapacity, an amount equal to the base salary due him for such period based on his rate of base salary just prior to the disability, less the aggregate amount of all income disability benefits which for such period he may receive or to which he may be entitled under or by reason of (i) any group health insurance plan; (ii) any applicable compulsory state disability law; (iii) the Federal Social Security Act; (iv) any applicable workmen's compensation law or similar law; and (v) any plan towards which the Corporation or any parent, subsidiary or affiliate of the Corporation has contributed or for which it has made payroll deductions, such as group accident or health policies or the Key Executive Supplemental Retirement Plan.

     3. COMPENSATION UPON TERMINATION.

           (a) The Employee may terminate his employment with the Corporation at any time by giving thirty (30) days written notice to the Corporation. The Corporation may waive any or all of this notice period. Except as provided in Sections 3(c) and 3(d) below, the Corporation's sole obligation to the Employee after the date of notice of such termination is (i) to pay the Employee's base salary and other compensation and benefits provided for in Section 2 above to the date of termination, (ii) to pay any non-discretionary incentive compensation which had been earned but not yet paid for any evaluation period (i.e., fiscal year) completed prior to the date of notice of termination, and
(iii) to complete any obligations required to be discharged under the terms of group benefit plans. Except as provided in Sections 3(c) and 3(d) below, no further compensation (including, without limitation, payment of severance compensation, discretionary bonus compensation for any period, or incentive compensation for the current evaluation period as of the date of termination, whether through discretionary or targeted plans) shall be paid to the Employee, pro-rata or otherwise, and all other benefits and perquisites (including, without limitation, stock options, executive medical reimbursement, corporate country club privileges, airline club room privileges and auto allowances) shall be canceled as of the date of termination.

           (b) The Corporation may terminate the Employee's employment with the Corporation at any time by giving 30 days' prior written notice to the Employee. In the event of such termination (except for cause pursuant to Section 4 hereunder), the Employee shall be entitled to:

                (i) base salary and other compensation provided in Section 2 above through the date of termination of his employment;




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                (ii) non-discretionary incentive compensation which had been earned but not yet paid for any evaluation period completed prior to the date of termination;

                (iii) continuation in full force and effect of the following stock options, in accordance with the terms and conditions of the related option agreements: (A) non-qualified options to purchase 7,500 shares of Sensormatic's common stock at an exercise price of $11.42 per share, granted February 4, 1991, all of which are currently vested and which are scheduled to expire on February 4, 2001; (B) non-qualified options to purchase 9,000 shares of Sensormatic's common stock at an exercise price of $17.25 per share, granted February 25, 1992, all of which are currently vested and which are scheduled to expire on February 25, 2002; (C) non-qualified options to purchase 9,000 shares of Sensormatic's common stock at an exercise price of $23.00 per share, granted January 22, 1993, all of which are currently vested and which are scheduled to expire on January 22, 2003; (D) non-qualified options to purchase 15,000 shares of Sensormatic's common stock at an exercise price of $31.625 per share, granted April 18, 1994, all of which vest on April 18, 1999, and which are scheduled to expire on April 18, 2004; (E) non-qualified options to purchase 10,000 shares of Sensormatic's common stock at an exercise price of $28.50 per share, granted February 3, 1995, all of which are currently vested, and which are scheduled to expire on February 3, 2005; (F) non-qualified options to purchase 25,000 shares of Sensormatic's common stock at an exercise price of $18.1875 per share, granted February 12, 1996, of which 16,666 are currently vested, 8,334 will vest on February 12, 1999, and which are scheduled to expire on February 12, 2006;
(G) non-qualified options to purchase 15,000 shares of Sensormatic's common stock at an exercise price of $13.6563 per share, granted October 3, 1997, of which 5,000 will vest on October 3, 1998, 5,000 will vest on October 3, 1999, 5,000 will vest on October 3, 2000, and which are scheduled to expire on October 3, 2007; PROVIDED, HOWEVER, that if the Employee has breached, or has been alleged to have breached, any of the provisions of Sections 5, 6 or 7 hereof, any of such options which are outstanding at such time shall thereupon automatically be suspended without any further action by the Corporation, provided, however, that upon the Corporation's receipt of knowledge of allegations of the Employee's breach, it shall provide the Employee (i) with written notice of such breach and its intention to terminate the options, and
(ii) an opportunity for the Employee to respond to the allegations before the Corporation's Board of Directors or a committee thereof prior to the termination of the options.

                (iv) a thirty (30) day period following termination in which the Employee may exercise any vested stock options not granted as part of the options set forth in subsection (iii) above (except for such options as are set forth in subsection (iii) above, all unvested options, as well as all shares of restricted stock issued under the Corporation's long-term incentive plan/Success Sharing Program, or any subsequently adopted similar plan, shall automatically terminate and be canceled upon the Employee's termination of employment, and the Employee shall at such time immediately return to the Corporation for cancellation any restricted share certificates issued thereunder);

                (v) other or additional benefits in accordance with applicable group plans and programs of the Corporation (subject to any and all Employee obligations or contributions required by such plans and programs, which shall continue to be paid by the Employee) which, by their terms, survive termination;

                (vi) an option, which the Employee may elect, (and the Corporation shall be bound by any such election), by written notification to the Corporation to be received no later than fifteen (15) days prior to the date of termination, to enter into a 12 month Consulting Agreement with the Corporation, commencing on the date of termination, in the form attached to this Agreement as Exhibit A, under which his services may be retained by the Corporation; and

                (vii) subject to the Employee's continued compliance with Sections 5, 6 and 7 below, the Employee shall also be entitled to receive the following benefits for a period of 18 months immediately following the date of termination of employment or, if the Employee chooses the Consulting Agreement option, under which his services may be retained by the Corporation, pursuant to clause (iii) above, for a period of 18 months immediately following the termination date of the




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period of consultancy (the "Continuation Period"). Such benefits shall continue notwithstanding any disability of the Employee suffered during the period of consultancy or the Continuation Period, and, except for insurance policies which are not transferable, shall be paid to the Employee's designated heirs in the event of the Employee's death during the period of consultancy or the Continuation Period:

                       (A) base salary, at the annualized rate in effect on the date of termination of employment (or in the event a reduction in base salary is the basis for a termination pursuant to Section 3(c) below, then the base salary in effect immediately prior to such reduction), payable at the same regular intervals as in effect prior to the termination, PROVIDED, HOWEVER, that in the event the Employee procures full time employment at any time during the Continuation Period at compensation that amounts to at least 51% of that received from the Corporation at such time, base salary payable hereunder shall continue to be paid only for a period equal to one-half of the remainder of the Continuation Period;

                       (B) participation, at the Corporation's expense (either through Corporation-paid COBRA premiums, while eligible, or, if such eligibility ends during the consultancy period or the Continuation Period, through the Corporation's Executive Early Retirement Medical/Dental Plan), in medical and dental insurance coverage equivalent to that in which he was participating on the date of the termination of his employment (including spouse or family coverage, if applicable), to the extent such coverage continues to be provided to active employees; provided that the Corporation's obligations under this clause shall be reduced to the extent that the Employee is eligible for similar coverage and benefits under the plans and programs of a subsequent employer;

                       (C) participation, at the Corporation's expense, in a personal life insurance policy equivalent to, and converted from, the group life insurance coverage in which he was participating on the date of the termination of his employment, subject to approval by the life insurance company of the amount to be converted; and

                       (D) payment by the Corporation of the Employee's monthly auto lease payments until such lease term expires in July 1999 (provided that the Employee provides all necessary paperwork and assistance to effect the transfer of the lease from the Corporation to the Employee within sixty (60) days of the termination of employment), followed by, for the remainder of the Continuation Period, if any, payment to the Employee of a monthly auto allowance of $750.00l; the Employee shall be responsible for all other costs, expenses and liabilities regarding his use of such automobile.

                Except as provided above, no further compensation (including, without limitation, payment of discretionary bonus compensation for any period or incentive compensation for the current evaluation period as of the date of termination, whether through discretionary or targeted plans) shall be paid to the Employee, pro-rata or otherwise, and all other benefits and perquisites (including, without limitation, executive medical reimbursement, and airline club room privileges) shall be canceled as of the date of termination.

           (c) In the event that any of the following events occur, the Employee may terminate his employment with the Corporation within twelve (12) months of the occurrence of such event by giving written notice to the Corporation, and shall thereupon be entitled to the payments, entitlements and benefits provided in Section 3(b) above as if the Corporation had terminated the Employee's employment with the Corporation pursuant to Section 3(b) above.

                (i) a reduction in the Employee's then current base salary, or a reduction in the Employee's targeted bonus under a non-discretionary incentive compensation plan not offset by a corresponding increase in base salary, or the termination or material reduction of any employee benefit or perquisite enjoyed by him without his permission or agreement (in each case, other than as part of an across-the-board reduction of such compensation, benefit or perquisite applicable to all executive officers of the Corporation);


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                (ii) a material diminution in the Employee's duties, or the assignment to the Employee of duties, such that the remaining duties are materially inconsistent with the duties of a senior officer of the Corporation; or

                (iii) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation within 15 days after a merger, consolidation, sale or similar transaction.

           (d) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Employee terminates his employment with the Corporation for any reason (unless such termination follows conduct by the Employee which would constitute a terminable offense pursuant to Section 4 below) within four (4) months of the date of this Agreement, the Employee shall thereupon be entitled to the payments, entitlements and benefits provided in
Section 3(b) above as if the Corporation had terminated the Employee's employment with the Corporation pursuant to Section 3(b) above.

           (e) In the event that the aggregate of all payments or benefits made or provided to the Employee following a change in control of the Corporation under this Agreement and under all other plans and programs of the Corporation (the "Aggregate Payment") is determined to include an excess parachute payment, as such term is defined in Section 280G(b)(1) of the Internal Revenue Code, the Corporation shall pay to the Employee, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such excess parachute payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the excess parachute payment. The determination of whether the Aggregate Payment includes an excess parachute payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 3(e) shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Employee and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Corporation or any affiliate thereof. If the Employee and the Corporation cannot agree on the firm to serve as the Auditor, then the Employee and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

     4. TERMINATION FOR CERTAIN CAUSES. Notwithstanding anything to the contrary set forth elsewhere herein, in the event of the willful misconduct of the Employee in the performance of his duties hereunder resulting in significant economic harm to the Corporation or the conviction of the Employee for a felony under federal or state law relating to the assets, business or affairs of the Corporation or involving moral turpitude, the Employee's employment with the Corporation may be terminated by the Corporation by written notice to the Employee, provided that the Employee shall be given prior written notice by the Board of Directors of the intention to terminate him for cause and the specific grounds for such termination. The Employee shall be entitled to a hearing before the Board before such termination becomes effective.

     5. DISCLOSURE AND ASSIGNMENT OF DISCOVERIES. The Employee shall (without any additional compensation) promptly disclose in writing to the Board of Directors of the Corporation all ideas, formulae, programs, systems, devices, processes, business concepts, discoveries and inventions (hereinafter referred to collectively as "discoveries") whether or not patentable, which the Employee, while employed by the Corporation, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Corporation's business or interests, or are used or usable by the Corporation; and the Employee hereby transfers and assigns to the Corporation all right, title and interest in and to said discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Corporation, the Employee shall (without any additional compensation), from time to time during or after the expiration or termination of his employment, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Corporation to protect and/or enforce its rights in respect of said discoveries. All expenses of filing or prosecuting any patent





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applications shall be borne by the Corporation, but the Employee shall cooperate in filing and/or prosecuting any such applications.

     6. CONFIDENTIALITY. The Employee agrees that all patent rights, inventions, technical information and know-how and trade secrets relating to the Corporation's electronic security systems and any other products in development or marketed by the Corporation, any information relating thereto, and any other information relating to the business or interests of the Corporation which he knows or should know, is regarded as confidential and valuable by the Corporation (whether or not any of the foregoing information is actually novel or unique or is actually known to others), made available to the Employee by the Corporation or acquired by the Employee from the Corporation, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than the Employee, will be held in confidence and will not be divulged (or caused or permitted to be divulged) by the Employee, without the prior written consent of the Corporation, to any person or entity, except to responsible officers and employees of the Corporation and other responsible persons who are in a contractual or fiduciary relationship with the Corporation or who have a need for such information for purposes in the interest of the Corporation or otherwise in the course of carrying out his duties hereunder and except when required to disclose such information by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Employee further agrees that his obligations of secrecy and confidentiality under this Section 6 shall survive any termination of this Agreement unless specifically waived in writing by the Corporation and, in the event of any such termination, the Employee shall never use or market, nor disclose to others nor assist others in using or marketing, any of the information or property rights of the Corporation referred to in this Section 6, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than the Employee.

     7. NON-COMPETITION. In order to protect the legitimate business interests of the Corporation, such as, without limitation, in its trade secrets, confidential and professional information, substantial relationships with existing and prospective customers, and investments in extraordinary and specialized training, the Employee shall not, directly or indirectly:

           (a) engage in the business of manufacturing, leasing, selling, maintaining, or servicing, anywhere in the world, anti-shoplifting, theft detection, inventory/asset control, closed circuit television, access control, article surveillance devices or other products which are similar to or purport to accomplish results similar to the Corporation's electronic article surveillance, closed circuit television and access control systems and other products produced, being developed or marketed by the Corporation during the Employee's employment with the Corporation;

           (b) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any entity which is so engaged;

           (c) solicit or attempt to solicit business of any customers of the Corporation for products or services the same or similar to those offered, sold, produced or under development by the Corporation during the Employee's employment with the Corporation;

           (d) solicit or attempt to solicit for any business endeavor any employee of the Corporation;

           (e) accept any orders for products or services or any other business from any customers of the Corporation for products or services the same or similar to those offered, sold or produced by the Corporation during the Employee's employment with the Corporation; or

           (f) hire or retain as a consultant - or render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any entity which hires or retains as a consultant - any person who, within six (6) months prior to the date of such hiring or retention, had been employed by the Corporation in a sales, marketing,




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managerial or professional (e.g. accounting, engineering, legal) capacity;
during the term of the Employee's employment with the Corporation and until the end of the Continuation Period, or for such lesser area or lesser period as may be determined by a court of law or equity to be a reasonable limitation on the competitive activity of the Employee, it being understood and agreed by the parties hereto that this provision is reasonably necessary to protect the patent rights, inventions, technical information and know-how, trademarks and the good will and reputation of the Corporation.

           Notwithstanding the foregoing, the Employee shall not be deemed to have violated this Section 7 if (a) the competitor's annual sales attributable to the product or product lines involved equal less than 5% of the competitor's annual total annual sales, 9b) the Employee is employed by a business of which a unit is in competition with the Corporation but as to which unit he does not have direct or supervisory authority over the product or product lines involved,
(c) the Employee provides consultation or services to any person (i) related to product standards which are being developed in the public domain or (ii) on matters involving general business or product development processes, provided that such consultation or services does not relate to any specific products, technology or marketing strategy, (d) the Employee provides consultation or services to end-user customers of the Corporation on the application or use of loss prevention or security products or technology, (e) the Employee provides consultation or services, with the Corporation's prior written consent, to any person with whom the Corporation has an OEM distribution arrangement, joint venture arrangement or other like relationship or (f) the Employee provides consultation or services with respect to RFID tags or systems to any person (i) who is a producer for, or supplier to, the Corporation of such RFID tags or systems or (ii) has offered to supply such RFID tags or systems to the Corporation on terms at least as favorable as those offered by such producer or supplier to any other customer. For the purpose of this Section 7, the term "Corporation" shall include any and all affiliates of the Corporation in existence from time to time. Notwithstanding anything to the contrary contained in this Section 7, the provisions hereof shall not prevent the Employee from purchasing or owning up to two (2%) percent of the voting securities of any corporation, the stock of which is publicly traded.

     8. TERMINATION OF BENEFITS AND INJUNCTIVE RELIEF. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 5, 6 and 7, the Corporation shall be entitled, if it shall so elect, to (a) terminate any remaining benefits (including any unpaid severance payments or unexercised options) otherwise due or outstanding pursuant to Section 3 (PROVIDED, HOWEVER, that upon the Corporation's receipt of knowledge of the Employee's breach or threatened breach, it shall provide the Employee with (i) written notice of such breach or threatened beach and its intention to terminate such benefits, and
(ii) an opportunity for the Employee to respond to the allegations at a hearing before the Corporation's Board of Directors or a committee thereof prior to the termination of such benefits), and/or (b) except in the case of a breach or threatened breach of Section 7(e) or (f), institute legal proceedings to obtain damages or to enforce the specific performance of such provisions by the Employee and to enjoin the Employee from any further violation of such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Employee acknowledges, however, that the remedies at law for any breach or threatened breach by him of such provisions may be inadequate and that the Corporation shall be entitled to injunctive relief against him in the event of any breach or threatened breach.

     9. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings between the parties pertaining to the subject matter hereof (other than the plans and policies referred to in Sections 2 and 3 hereof and any other agreements or understandings pertaining thereto) and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Employee's compensation and/or benefits may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

     10. SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party, provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Corporation to another corporation, or upon the merger or consolidation of the Corporation with




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another corporation, this Agreement shall inure to the benefit of, and be binding upon, both the Employee and the corporation purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other corporation were the Corporation. In the event of a sale, merger or consolidation described in the preceding sentence, the Corporation shall take whatever action it legally can in order to cause such other corporation to expressly assume the liabilities, obligations and duties of the Corporation hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.

     11. GOVERNING LAW. This Agreement is made and executed and shall be governed by the laws of the State of Florida, without giving effect to choice of law principles.

     12. INDEMNIFICATION.

             (a) The Corporation agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by any of the Corporation's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, officer, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators. The Corporation shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

             (b) Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Employee under Section 12(a) above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by the Corporation (including its board of directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.

             (c) The Corporation agrees to continue and maintain a directors and officers' liability insurance policy covering the Employee to the extent the Corporation provides such coverage for its other executive officers.

     13. REPRESENTATION. The Corporation represents and warrants that it is fully authorized and empowered by action of the Board of Directors to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     14. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.




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     15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of the Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

     16. BENEFICIARIES/REFERENCES. The Employee shall be entitled, to the extent permitted under the applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death by giving the Corporation written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     17. RESOLUTION OF DISPUTES. Except for disputes as to which the Corporation has instituted legal proceedings under clause (b) of Section 8, any disputes arising under or in connection with this Agreement shall, at the election of the Employee or the Corporation, be resolved by binding arbitration, to be held in Ft. Lauderdale, Florida in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear its respective costs of the arbitration or litigation, provided, however, that in the event the Employee is the prevailing party, he shall recover his reasonable attorneys fees and costs in bringing the action and enforcing the judgment from the Corporation. "Prevailing Party" shall mean the party which has been granted the relief or remedy sought, or which has obtained judgment for damages of at least 50% of the amount claimed.

     18. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may have specified by written notice hereunder.

     19. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



SENSORMATIC ELECTRONICS CORPORATION               OLIN S. GILES



By: /s/ Robert A. Vanourek                        By: /s/ Olin S. Giles
    --------------------------------------            -------------------------
    Robert A. Vanourek
    President and Chief Executive Officer






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